Exhibit 23.2

KhanLex Partners LLP

Suite 1404, Level 14, Ayud Tower, Olympic Street- 5, Sukhbaatar District,

Ulaanbaatar 14240, Mongolia

Tel/ Fax: +976-7747-1122

Email: info@khanlex.mn

Web: www.khanlex.mn

1 September 2026

Dear Sirs

LETTER OF CONSENT

1. INTRODUCTION

We are engaged as Mongolian legal counsel to Bogd FT Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and its subsidiaries established in Singapore and Mongolia in connection with the Company’s registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”), including all amendments or supplements thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering by the Company of its ordinary shares.

2. CONSENT

We hereby consent to the references to our name in such Registration Statement. Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Batjargal Gombosuren
Batjargal Gombosuren
Partner